SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 28, 2002


                               HIPSTYLE.COM, INC.
              Exact name of registrant as specified in its charter)

Florida                          000-31779                    65-0928369
(State or other                 (Commission                  (IRS Employer
 jurisdiction of                 File Number)              Identification No.)
 Formation)

                1221 Brickell Avenue, Suite 900, Miami, FL            33131
               (Address of principal executive offices)             (Zip Code)

                                 (305) 539-0900
               Registrant's telephone number, including area code

          (Former name or former address, if changes since last report)

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Item 5.  Other Events.

         As of February 28, 2002, HipStyle.Com, Inc., a Florida corporation (the "Company"), CCS International, Ltd., a Delaware corporation ("CCS"), and CCS Merger Corp., a Delaware corporation ("MergerSub"), entered into an Agreement and Plan of Merger, pursuant to which MergerSub will merge with and into CCS. As a result of the Merger, (i) CCS will become a wholly owned subsidiary of the Company, (ii) the Company will issue to the stockholders of CCS an aggregate of approximately 11,900,000 shares of Company's common stock, and 5,000,000 shares of preferred stock, (iii) new directors nominated by CCS will become all of the directors of the Company, and (iv) the officers of CCS will become the officers of the Company. Following the closing of the transactions contemplated by the Merger Agreement, the present stockholders of CCS will own approximately 70% of the outstanding shares of the Company's common stock, excluding shares of common stock issuable upon the conversion of the preferred shares which become convertible upon the satisfaction of the Company of certain performance targets. The new board of directors will consist of Ben Yishai Jamil, Thomas Felice, Sylvain Naar and Menachem Cohen.

         The closing of the Merger is subject to the satisfaction of certain customary conditions and the private placement by the Company raising gross proceeds of not less than $1,000,000. It is presently anticipated that the Company will change its name to Security Intelligence Technologies, Inc. and that the transaction with CCS will close during by the next month.

Item 7 . Financial Statements, Pro Forma Information and Exhibits.

2.0 Agreement and Plan of Merger dated as of February 28, 2002 among the Company, CCS and MergerSub.

99.0 Press Release, dated March 5, 2002.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.

                                                     HIPSTYLE.COM, INC.



                                            By:      /s/ Rebecca Farkas
                                            ----------------------------------
                                                  Name:  Rebecca Farkas
                                                  Title: President

Dated:  March 5, 2002